For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

FOR IMMEDIATE RELEASE

Webcast of PrivateBancorp, Inc.’s
Second Quarter 2005 Earnings Conference Call

Chicago, June 16, 2005 -- PrivateBancorp, Inc. (NASDAQ: PVTB) will webcast live its quarterly earnings conference call with financial analysts on July 18, 2005 at 11:00 a.m. Eastern time (10:00 a.m. Central Time). Access to the call will be available via a link called "Second Quarter 2005 Earnings Call" on the investor relations page of PrivateBancorp Inc.’s Internet site at www.pvtb.com.

The Company plans to release its second quarter 2005 earnings prior to the opening of trading on July 18, 2005. The earnings release also will be posted on the Company’s website.

The webcast and call will feature a brief discussion of the earnings release, followed by questions from professional investors invited to participate in the interactive portion of the discussion. Parties accessing the webcast will be in a "listen-only" mode.

Following the live webcast, an archived replay of the call will be available on the PrivateBancorp, Inc. website beginning approximately two hours after the call ends. The replay will remain available until the third quarter 2005 earnings release is available.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $2.6 billion at March 31, 2005, currently has banking offices in downtown Chicago, Chicago's Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri and Milwaukee, Wisconsin.

On April 14, 2005, the Company announced that it had agreed to acquire Bloomfield Hills Bancorp. Inc., which had assets of $338.0 million at March 31, 2005, and operates a single bank subsidiary, The Private Bank, with locations in Bloomfield Hills, Rochester and Grosse Pointe, Michigan, in a transaction that is expected to close before the end of the second quarter 2005.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.